Exhibit 10.2

Annual Incentive Payment Criteria for Executive Officers

(Effective for Awards in 2014 in Respect of 2013 and for Subsequent Years)

Annual Incentives for executive officers, including the CEO, are paid through the Company Annual Incentive Pool, which is based on an assessment of performance relative to key financial and strategic objectives. Each senior executive has an annual incentive target. A performance factor is applied to the sum of these targets to generate their funding contributions to the Company’s 2012 annual incentive pool.

The performance metric for the annual incentive program is earnings per share, or EPS, on an adjusted operating income (AOI) basis for the Financial Services Businesses. EPS performance is measured relative to the Company’s EPS targets. The reported EPS data is adjusted for certain one-time items to more accurately reflect the operating performance of the Company’s businesses and to take into account financial market performance relative to the assumptions used in establishing the EPS targets. The following one-time items are excluded from the reported EPS data:

1.	Actuarial assumption updates.

2.	M&A activity including divestitures, integration and one-time costs.

3.	Accounting pronouncement / methodology changes.

4.	Unplanned corporate initiatives.

5.	Other significant events that are unusual, non-recurring and not reflective of operating performance.

An initial performance factor is determined based on EPS performance relative to the Company’s EPS targets. The initial performance factor maybe increased or decreased by up to 10% based on the Company’s performance against certain quantitative measures (ROE, EPS Growth and Book Value Per Share Growth) relative to the North American Life insurance subset of the compensation peer group.

The Committee may exercise negative discretion to reduce the performance factor based on such considerations as:

•	Risk and compliance performance.

•	Credit and insurance rating downgrades.

•	Adequacy of capital ratios.

Finally, the Committee may consider additional quantitative and qualitative considerations to determine the final performance factor, including:

•	Performance relative to the Company’s traditional life insurance industry peers with a similar business mix.

•	Business drivers, i.e., net flows, sales growth, persistency, etc.

•	Employee measures, including Employee Opinion Survey results, talent management and diversity

•	Other considerations such as absolute share price performance for the year and projected changes in peer pay levels.

Allocation of the annual incentive pool among executives is discretionary with consideration given to the final performance factor, performance of the business(es) managed by the executive, individual performance and contributions and value of the position in the marketplace.

If an executive retires or in certain other cases of termination of employment, the Committee may award an annual incentive payment to the executive for contributions during the year in which the executive’s employment ended.

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“Adjusted operating income”, or “AOI”, referred to above, differs from, and should not be viewed as a substitute for, income from continuing operations or net income determined in accordance with generally accepted accounting principles, but is the financial measure that the Company uses to analyze the operations of each segment in managing its Financial Services Businesses. EPS referred to above is determined on the basis of after-tax adjusted operating income.